EXHIBIT 10.63

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 24th day of June, 2013, by and between Kewaunee Scientific Corporation, a Delaware corporation with its principal place of business in the State of North Carolina USA (“Company”), and Sudhir Kumar Vadehra, an individual resident of the Republic of Singapore (“Consultant”);

Recitals:

A.	Consultant is the Managing Director of a foreign affiliate of Company (the “Foreign Affiliate”);

B.	Pursuant to an agreement of even date herewith, the Foreign Affiliate will redeem certain of its shares, including shares indirectly held by Consultant;

C.	Following the closing of the redemption transaction Consultant will cease to be the Managing Director of the Foreign Affiliate;

D.	The parties hereto desire to enter into an agreement for the engagement of Consultant by Company, in order that Company may continue to benefit from Consultant’s knowledge of Company’s business;

E.	It is in the best interest of Company to protect its confidential information and trade secrets;

F.	The expectation of Company is that the knowledge and skills which will be imparted to or acquired by Consultant during the Term will not be subsequently used by Consultant to Company’s detriment during the Term or following the conclusion of the Term; and

G.	While Consultant is presently an individual resident of the Republic of Singapore, Consultant contemplates relocating his principal residence to the Republic of India prior to commencement of the Term.

NOW, THEREFORE, in consideration of the premises and the sum of Ten Dollars ($10.00) to each party by the other paid, the receipt of which is hereby acknowledged, and in further consideration of the agreements, stipulations and covenants herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby stipulate and agree as follows:

1. Engagement of Consultant. Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide certain consulting services to Company in accordance with the terms and conditions of this Agreement.

2. Term of Engagement.

a. The term of Consultant’s engagement hereunder shall begin on October 1, 2013 and shall automatically terminate on September 30, 2016, unless earlier terminated as provided herein (the “Term”).

b. The Term of this Agreement shall terminate immediately upon the death of Consultant.

c. The Term of this Agreement shall terminate on a date designated in a written notice delivered to Consultant by Company, which shall be at least thirty (30) days following the date of delivery of the notice, which may be delivered to Consultant at any time following the permanent and total disability of Consultant. For this purpose, Consultant shall be deemed to be permanently and totally disabled in the event that due to any physical or mental illness or incapacity Consultant is prevented from the rendering of the Services for the remainder of the Term, as determined at the end of sixty (60) days of continuous illness or incapacity, or sixty (60) days of illness or incapacity during any one hundred twenty (120) day period. The existence of any such illness or incapacity shall be determined by a duly qualified physician selected by Company.

d. Either party may terminate the Term of this Agreement at any time immediately upon written notice delivered to the other party should there be a material breach of this Agreement by such other party. Such a breach would include, but not be limited to, (i) refusing or otherwise failing to accept or complete consulting assignments in a professional manner, (ii) engaging in dishonesty, fraud, felonious conduct or other conduct which is materially injurious to Company or to Company’s reputation, or (iii) breaching the provisions of Section 9 or Section 10.

3. Nature of Engagement. Consultant shall devote Consultant’s best efforts to advance the business and interests of Company and shall devote such time to Consultant’s duties under this Agreement as Consultant believes in good faith (subject to the review of Company) to be sufficient to adequately perform such duties and complete the tasks described in Section 4. Consultant shall direct questions regarding the nature of Consultant’s engagement to the President of Company and Consultant shall be available to answer questions presented by the President of Company.

4. Scope of Work. Consultant is engaged to assist Company in the territory encompassing the Republic of Singapore, the People’s Republic of China, the Republic of India, the State of Kuwait, the Kingdom of Saudi Arabia, the State of Qatar, and the United Arab Emirates (the “Territory”). Specific tasks constituting Consultant’s scope of work for this Agreement shall include, but not be limited to, the following tasks (the “Services”):

a. Meeting with, calling on, and initiating and responding to phone calls to and from, Company management, customers, vendors, and other parties, but only to the extent requested by the President of Company.

b. Consultant shall prepare written reports as requested by the Company’s President and as required by Sections 6.b. and 6.c.

5. Support. Company shall not be required to make available to Consultant use of office facilities and associated support services, such as facsimile machine, copier, telephone, office supplies, computer and audiovisual equipment. Consultant shall at his own expense provide his own office facilities and associated support services; provided, however, that Consultant may make use of Company’s offices and associated support services when travelling to a city in which such offices are located.

6. Fees, Expenses, and Benefits.

a. As the basic compensation for the Services, Company shall pay Consultant the sum of Five Thousand United States Dollars (US$5,000) per calendar quarter within the Term, which amount shall be prorated on a daily basis for partial calendar quarters encompassed within the Term. Such amounts shall be payable by the conclusion of the first calendar month following the conclusion of each calendar quarter within the Term.

b. In the event during the Term any Services are performed by Consultant that require Consultant to travel from his principal residence to an outside location pursuant to a request from the President of Company, the Company shall pay Consultant as additional compensation for the Services the sum of Two Thousand Four Hundred United States Dollars (US$2,400) per day for each day when at least one (1) hour of such Services are performed. Travel time to and from the outside location where such Services are performed shall not be considered when calculating the amount of time such Services are performed. Such amounts shall be payable within thirty (30) days following the receipt by Company’s President of a progress report describing all of the dates, duration, and relevant details of such Services. The progress reports shall be in a form acceptable to Company’s President.

c. In addition to the consulting fees set forth above, Company shall reimburse Consultant for reasonable out-of-pocket non-overhead expenses incurred by Consultant during the performance of Consultant’s duties as described herein; provided, however, that expenses in excess of Five Thousand United States Dollars (US$5,000) in any month must be pre-approved in writing by Company’s President. Consultant shall submit a report to the Company’s President requesting expense reimbursement properly documented and in accordance with the policies of the Company for its employees. Said expenses shall include, but are not limited to:

i.	All transportation expenses, the costs incurred in the use of commercial transportation, and all other reasonable transportation costs; provided, however, that when air travel is requested or approved by Company’s President, Company will reimburse for business class air travel;

ii.	All food and lodging expenses incurred by Consultant when performing the duties described herein;

iii.	Long distance telephone and long-distance facsimile expenses; and

iv.	All other reasonable expenses necessarily incurred by Consultant in the performances of Consultant’s duties as described herein or as directed by Company’s President.

d. All fee and expense reimbursement payments shall be in United States dollars.

e. Consultant is not eligible for any personnel benefits from Company beyond payment of the fee and expense reimbursements as prescribed in this Agreement.

7. Nature of Relationship; Indemnification; Work Product.

a. The parties hereto intend that the relationship created hereby shall be that of principal and independent contractor. Consultant shall have no authority to sign any documents on behalf of Company, to enter into any contract on behalf of Company, or to otherwise bind Company.

b. Company and Consultant shall make all tax and other filings consistent with their relationship as that of principal and limited contractor. Should Consultant relocate his principal residence to the Republic of India as presently contemplated, Consultant shall obtain from the India Income Tax Department a Permanent Account Number (if Consultant does not already have a Permanent Account Number) and withhold and pay to the India authorities all applicable taxes and social security payments with respect to Consultant’s services as an independent contractor in the Republic of India.

c. Consultant shall indemnify and hold harmless Company and its directors, officers and employees, and their successors and assigns, from any liability, loss, cost or expense arising from (i) any acts, omissions or decisions made by Consultant while performing services hereunder which are not made in good faith, or (ii) the breach of this Agreement or any provision hereof by Consultant. This indemnification extends to any liability for the payment of: (I) Republic of Singapore Central Provident Fund contributions, Skills Development Levies, Foreign Worker Levies, Mosque Building and Mendaki Fund contributions, Singapore Indian Development Association contributions, Chinese Development Assistance Fund contributions, and Eurasian Community Fund contributions; (II) Republic of India liabilities including for (a) central, state or local income or withholding tax, (b) provident fund, gratuity, bonus, workmen’s compensation, employee state insurance or other employment law deductions, (c) private insurance or social security, or (d) other levies or duties of any nature whatsoever; (III) United States federal or state income or social security (FICA) taxes; and (IV) interest and penalties with respect thereto, owed with respect to amounts paid to Consultant pursuant to this Agreement.

8. Other Services Outside Company. Consultant shall be free to engage in other employment and other activities so long as such additional employment and activities are not inconsistent and do not interfere with the performance of Consultant’s duties as described herein (as determined by Company). It is specifically stipulated and agreed by the parties hereto that, except to the extent limited by Section 9, Consultant shall be free to serve as a private consultant for any individuals, companies and organizations inside and outside the Territory. The parties specifically stipulate and agree that this provision of the Agreement is a primary part of the consideration flowing to Consultant from Company.

9. Noncompetition and Nonsolicitation.

a. As used in this Section 9, the following terms have the meanings given to such terms below:

i.	“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise.

ii.	“Business” means (a) the design, manufacture, sale, and installation of laboratory, technical, and laminate furniture products; (b) during the Term, the business(es) in which the Company or its Affiliates are or were engaged during the Term; and (c) following the conclusion of the Term, the business(es) in which the Company or its Affiliates are or were engaged at the time of, or during the twelve (12) month period prior to, the conclusion of the Term.

iii.	“Customer” means (a) during the Term, any Person who is or was a customer or client of the Company or its Affiliates during the Term; and (b) following the conclusion of the Term, any Person who is or was a customer or client of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the conclusion of the Term.

iv.	“Company Employee” means (a) during the Term, any Person who is or was an employee of the Company or its Affiliates during the Term; and (b) following the conclusion of the Term, any Person who is or was an employee of the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the conclusion of the Term.

v.	“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

vi.	“Products” means (a) laboratory, technical, and laminate furniture products; (b) during the Term, the products offered by the Company or its Affiliates during the Term; and (c) following the conclusion of the Term, the products offered by the Company or its Affiliates at the time of, or during the twelve (12) month period prior to, the conclusion of the Term.

vii.	“Representative” of a Person means (a) a shareholder, director, officer, member, manager, partner, joint venturer, owner, employee, agent, representative, independent contractor, consultant, advisor, licensor or licensee of, for, to or with such Person; (b) an investor in such Person or a lender (irrespective of whether interest is charged) to such Person; or (c) any Person acting for, on behalf of or together with such Person.

viii.	“Restricted Period” means the period commencing on the date of the conclusion of the Term, and ending on the first anniversary of such date.

b. During the Term, and during the Restricted Period, Consultant shall not, directly or indirectly:

i.	engage in the Business in the Territory, or market, sell or provide Products in the Territory;

ii.	solicit any Customer for purposes of marketing, selling or providing Products to such Customer;

iii.	accept as a customer any Customer for purposes of marketing, selling or providing Products to such Customer;

iv.	induce or attempt to induce any Company Employee to terminate his employment with the Company or its Affiliates;

v.	interfere with the business relationship between a Customer, Company Employee or supplier and the Company or its Affiliates; or

vi.	be or become a Representative of any Person who engages in any of the foregoing activities;

provided, however, that the foregoing will not restrict the ability of Consultant to purchase or otherwise acquire up to one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the United States Securities Exchange Act of 1934.

c. Consultant acknowledges that the covenants contained in this Section 9 are reasonably necessary to protect the legitimate interests of Company, are reasonable with respect to time and Territory, and do not interfere with the interests of the public. Consultant further acknowledges that the description of the covenants contained in this Section 9 are sufficiently accurate and definite to inform Consultant of the scope of the covenants.

d. Consultant acknowledges that a breach or violation of any of the covenants under this Section 9 will result in immediate and irreparable harm to Company in an amount which will be impossible to ascertain at the time of the breach or violation and that an award of monetary damages will not be adequate relief to Company. Therefore, the failure on the part of Consultant to perform all of the covenants established by this Section 9 shall give rise to a right to Company to obtain enforcement of this Agreement in a court of equity by a decree of specific performance or other injunctive relief (and Consultant agrees to waive any requirement for the securing or posting of any bond in connection with such remedies). This remedy, however, shall be cumulative and in addition to any other remedy Company may have. Company will be entitled to recover its costs incurred in connection with enforcing this Section 9, including reasonable attorneys’ fees and expenses.

e. If Consultant violates any of Consultant obligations under this Section 9, the Company and its Affiliates will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits that Consultant directly or indirectly has realized or may realize as a result of, growing out of or in connection with any such violation.

10. Confidentiality.

a. Consultant shall not, during the Term, and for a period of one (1) year after the conclusion of the Term, without Company’s prior written consent, disclose to any person or entity, other than Company or its employees, any confidential information, including, but not limited to, the name, address or any other information concerning customers of or vendors to Company, or divulge any confidential or proprietary information concerning Company’s business and affairs, business methods or business activities, including without limitation information regarding trade secrets, proprietary processes, confidential business plans and financial data (the “Confidential Information”), which Consultant acquires during the Term, or use the same in any manner other than in furtherance of the business or affairs of Company. Company believes, and Consultant acknowledges that, the Confidential Information is valuable, special and unique to Company, the Confidential Information is not already in the public domain, the Confidential Information is in the nature of a trade secret, it would be injurious to Company if the Confidential Information were disclosed, and that Company has taken reasonable measures to limit the dissemination of the Confidential Information and not encourage its widespread publication. Consultant shall take all reasonable precautions to safeguard the confidentiality of the Confidential Information. Company’s consent to disclose Confidential Information shall not be required with respect to (i) information which has become publicly available through no fault of Consultant, (ii) information which was or becomes available to Consultant on a nonconfidential basis from a source other than Company or its advisors provided that such source is not bound by a confidentiality agreement with, or other obligation of secrecy to, Company, or (iii) was within Consultant’s possession prior to its being furnished to Consultant by or on behalf of Company, provided that the source of such information was not bound by a confidentiality agreement with, or other obligation of secrecy to, Company in respect thereof. Upon Company’s request during the Term, and upon the expiration of the Term, Consultant shall return to Company all documents, records, notebooks and similar repositories of information relating to Confidential Information.

b. Consultant acknowledges that the covenants contained in this Section 10 are reasonably necessary to protect the legitimate interests of Company, are reasonable with respect to time, and do not interfere with the interests of the public. Consultant further acknowledges that the description of the covenants contained in this Section 10 are sufficiently accurate and definite to inform Consultant of the scope of the covenants.

c. Consultant acknowledges that a breach or violation of any of the covenants under this Section 10 will result in immediate and irreparable harm to Company in an amount which will be impossible to ascertain at the time of the breach or violation and that an award of monetary damages will not be adequate relief to Company. Therefore, the failure on the part of Consultant to perform all of the covenants established by this Section 10 shall give rise to a right to Company to obtain enforcement of this Agreement in a court of equity by a decree of specific performance or other injunctive relief (and Consultant agrees to waive any requirement for the securing or posting of any bond in connection with such remedies). This remedy, however, shall be cumulative and in addition to any other remedy Company may have. Company will be entitled to recover its costs incurred in connection with enforcing this Section 10, including reasonable attorneys’ fees and expenses.

11. Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed to be a waiver of future performance of any such term, covenant or condition but the obligation of either party with respect thereto shall continue in full force and effect.

12. Notices. All notices, requests, demands, and other communications hereunder must be in writing and will be deemed effectively given to the other party on the earliest of the date (a) ten (10) business days after such notice is sent by certified United States mail, return receipt requested, with all postage prepaid, if sent from a location within the United States of America; (b) ten (10) business days after such notice is sent by the foreign jurisdiction equivalent of certified United States mail, return receipt requested, with all postage prepaid, if sent from a location in a jurisdiction other than the United States of America; (c) three (3) business days after delivery of such notice into the custody and control of an overnight courier service for next day delivery, with all shipping fees prepaid; and (d) one (1) business day after delivery of such notice in person, and such notice is actually received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):

a.	If to Company, to:

Kewaunee Scientific Corporation

Attn: David M. Rausch

2700 West Front Street

Statesville, North Carolina 28677

USA

b.	If to Consultant, to:

Sudhir Kumar Vadehra

35 Mt. Sinai Rise

#09-01 Village Tower

Singapore 276955

A “business day” for purposes of this section means any day that is not a Saturday, Sunday, federal holiday in the United States of America in the case of notices delivered to an address in the United States of America, or public holiday in a jurisdiction other than the United States of America in the case of notices delivered to an address in that other jurisdiction.

13. Applicable Law. The validity, construction, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of North Carolina USA, without reference to its conflict of laws provisions.

14. Jurisdiction and Venue. Any legal suit or proceeding against Company or Consultant arising out of or relating to this Agreement shall be instituted in any federal or state court in Iredell County, North Carolina USA, and Company and Consultant waive any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding, and Company and Consultant hereby irrevocably submit to the jurisdiction of any such court in any such action or proceeding.

15. Merger Clause. This Agreement supersedes all prior understandings, agreements and informal working arrangements between the parties and may not be amended orally, but only by a writing duly executed by the parties hereto.

16. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns; provided, however, that neither this Agreement nor any obligations hereunder may be assigned by Consultant.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, with any entity parties acting through their duly authorized representatives.

Company:

Kewaunee Scientific Corporation

By:	/s/ David M. Rausch
Print Name: David M. Rausch
Title:	President

CONSULTANT:

/s/ Sudhir Kumar Vadehra
Sudhir Kumar Vadehra

Signature Page to Consulting Agreement